EXHIBIT 99.1

Thomas G. Cromwell Joins Woodward as Vice Chairman, Chief Operating Officer

FORT COLLINS, Colo., Feb. 19, 2019 (GLOBE NEWSWIRE) -- Woodward, Inc. (NASDAQ:WWD) today announced that Thomas G. Cromwell, 50, has been appointed to the newly created position of Vice Chairman and Chief Operating Officer for Woodward. As Chief Operating Officer, Mr. Cromwell will have direct oversight of the Company’s business groups, as well as Global Supply Chain and the Company’s True North operational excellence group.

“We are in the midst of significant and ongoing growth in both of our segments, and I have worked closely with our Board of Directors to create a new organizational design that will support Woodward strategies as well as deliver on the financial and shareholder return opportunities ahead of us,” said Thomas A. Gendron, Chairman and Chief Executive Officer of Woodward. “With a strong emphasis on operational excellence and execution, Tom joins Jack Thayer as our other new member of the Office of the Chairman, working together on the direction and oversight of the Company.”

Mr. Cromwell is a proven growth leader with significant global experience in advanced manufacturing settings and a track record of delivering superior operational results. Most recently, he served as the Group President for Kohler Power Group, a multi-billion dollar business unit of Kohler Co, Inc., based in Kohler, WI. Before joining Kohler, he held a series of operations-focused executive leadership positions across Modine Manufacturing Company in both the US and Germany. Mr. Cromwell holds an MBA from the University of Wisconsin, Milwaukee, and a Bachelor of Science in Industrial Technology Management from the University of Wisconsin, Platteville.

“Tom is a broad-based executive who knows how to execute in complex industrial markets with rigorous quality and delivery requirements,” added Mr. Gendron. “His strong operations and supply chain leadership will accelerate our journey toward operational excellence, and I’m confident Tom’s leadership style and values are a great fit for Woodward.”

About Woodward, Inc.

Woodward is an independent designer, manufacturer, and service provider of control system solutions and components for the aerospace and industrial markets. The company's innovative fluid, combustion, electrical, and motion control systems help customers offer cleaner, more reliable, and more efficient equipment. Our customers include leading original equipment manufacturers and end users of their products. Woodward is a global company headquartered in Fort Collins, Colorado, USA. Visit our website at www.woodward.com, and connect with us at www.facebook.com/woodwardinc.

Cautionary Statement
Information in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including, but not limited to, our belief that the Company is in the midst of significant and ongoing growth in both business segments, that the new organizational design will support Woodward strategies as well as deliver on the financial and shareholder return opportunities ahead of the Company, and that Mr. Cromwell’s strong operations and supply chain leadership will accelerate the Company’s journey toward operational excellence. Factors that could cause actual results and the timing of other events to differ materially from the forward-looking statements are as described in Woodward's Annual Report on Form 10-K for the year ended September 30, 2018.

CONTACT:

Woodward, Inc.
Don Guzzardo
Vice President, Investor Relations and Treasurer
970-498-3580
don.guzzardo@Woodward.com